Curian Variable Series Trust

Supplemental Information to
Sub-Item 77C: Submission of matters to a vote of security holders

If any matter has been submitted to a vote of security holders, furnish the following information:

(a) The date of the meeting and whether it was an annual or special meeting;

A Special Meeting of the Shareholders of the Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund was held on March 25, 2014.

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

N/A

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

The Special Meeting of the Shareholders was held to approve the Plan of Reorganization, adopted by the Trust's Board of Trustees, which provides for the reorganization of the Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund into the Curian/Nicholas Convertible Arbitrage Fund, also a series of the Trust. With respect to the Plan of Reorganization, there were 10,777,357.736 votes in favor, 260,496.722 votes against or withheld, and 964,839.035 abstentions from voting.

(d) Describe the terms of any settlement between the registrant and any other participant (as defined in Rule14a-11 of Regulation 14A under the 1934 Act)

N/A